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                                                                     Exhibit 4.1


                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of December 27, 2002, by and among GO/DAN INDUSTRIES, INC., a Delaware corporation (the "Buyer"), TRANSPRO, INC., a Delaware corporation ("Transpro"), FEDCO AUTOMOTIVE COMPONENTS COMPANY, INC., a Delaware corporation (the "Seller") and STANT CORPORATION, a Delaware corporation which owns all of the outstanding capital stock of the Seller (the "Stockholder"). The Buyer, Transpro, the Seller and the Stockholder are referred to collectively herein as the "Parties".

         WHEREAS, the Seller is engaged in the business of developing, manufacturing and selling automotive heating cores (the "Business"); and

         WHEREAS, the Buyer desires to purchase substantially all of the assets (and assume certain of the liabilities) of the Seller in return for cash on the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Appendix A hereto.

2. BASIC TRANSACTION.

         (A) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, assign and deliver to the Buyer, free and clear of all Security Interests, all of the Acquired Assets at the Closing for the consideration specified below in this (section)2.

         (B) LIMITED ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities as of the Closing. The Buyer will not assume or have any responsibility, however, with respect to any Excluded Liability, and the Buyer shall not be deemed by anything contained in this Agreement or any other instrument to have assumed or become responsible for any Excluded Liability. All Excluded Liabilities shall remain the responsibility of the Seller.

         (C) PURCHASE PRICE. The Buyer agrees to pay to the Seller an aggregate amount for the Acquired Assets of Seven Million, Nine Hundred and Eighty Thousand Dollars ($7,980,000), payable at the Closing, at Seller's option, by wire transfer or delivery of other immediately available funds to one or more accounts at banks identified by Seller to Buyer in writing at least two (2) business days prior to the Closing Date (the "Purchase Price").

         (D) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wiggin & Dana LLP in Stamford, Connecticut, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date and time as the Parties may mutually determine (the "Closing Date"). For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transactions contemplated hereby, the


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Closing shall be deemed to have occurred at 12:01 a.m. local time (the
"Effective Time") on December 28, 2002.

         (E) DELIVERIES AT THE CLOSING. At the Closing,

              (i) the Seller or the Stockholder, as the case may be, shall deliver to the Buyer the various certificates, agreements, instruments, and documents referred to in (section)6(a) below;

              (ii) the Buyer shall deliver to the Seller the various certificates, agreements, instruments, and documents referred to in (section)6(b) below; and

              (iii) the Buyer will deliver to the Seller the Purchase Price.

         (F) ALLOCATION. The Parties agree to allocate the consideration (within the meaning of section 1060 of the Code) paid by the Buyer hereunder among the Acquired Assets for tax purposes in accordance with (section)2(f) of the Disclosure Schedule (the "Allocation Schedule"). The Parties shall report, or cause to be reported, this transaction for tax purposes in accordance with the Allocation Schedule and each of the Parties agrees to act in accordance with such Allocation Schedule in the course of any tax audit, tax review or tax litigation concerning such Party and relating thereto. None of the Parties will assert, or permit to be asserted, that the allocation set forth in the Allocation Schedule was not separately bargained for at arm's length and in good faith.

         (G) BANK ACCOUNTS; OUTSTANDING CHECKS. The Parties agree that, upon Closing, Seller will assign to Buyer all of Seller's bank accounts, after withdrawing all cash therefrom. Following Closing, the Buyer shall maintain sufficient monies in such accounts to fund all checks outstanding on the Closing Date. From time to time after the Closing Date, Buyer shall deliver to Seller one or more requests for reimbursement with respect to cashed checks which were outstanding at Closing, together with a copy of the check register and any back-up documentation reasonably requested by Seller so that Seller can verify that the checks with respect to which reimbursement is requested were outstanding at Closing. Within five business days after presentation of any such request, Seller shall reimburse Buyer for all checks funded by Buyer and listed in such request which were outstanding at Closing.


3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER. Except as set forth in the disclosure schedule attached hereto as Schedule A (the "Disclosure Schedule"), the Seller represents and warrants and, with respect to subsections (a) through (d) only, the Seller and the Stockholder, jointly and severally, represent and warrant to the Buyer as follows:

         (A) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Seller and the Stockholder is a corporation duly organized, validly existing, and in good standing under the jurisdiction of its incorporation. The Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the nature of the Business or the location of the Acquired Assets requires such qualification and the failure to so qualify would have a material adverse effect on material contracts entered into or material assets located in such jurisdiction, all of which jurisdictions are listed in (section)3(a) of the Disclosure Schedule. The Seller has full corporate power and authority necessary to carry on the Business and to own and use the Acquired Assets.

         (B) AUTHORIZATION OF TRANSACTION; ENFORCEABILITY. Each of the Seller and the Stockholder has full power and authority to execute and deliver this Agreement and the other documents delivered hereunder to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors and, if necessary, the stockholders of each of the Seller and the Stockholder have duly authorized the execution, delivery, and performance by the Seller or the Stockholder, as the case may be, of this Agreement and the documents referenced herein. This Agreement constitutes the valid and binding obligation of each of the Seller and the Stockholder, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency,



                                       2
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moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity. Each other document delivered hereunder, when executed and delivered by the Seller or the Stockholder in accordance with the terms of this Agreement, shall constitute the valid and binding obligation of such Party, to the extent it is a party thereto, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         (C) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and the documents delivered hereunder, nor the consummation of the transactions contemplated hereby and thereby will (with or without notice or lapse of time) (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller or the Stockholder is subject or any provision of the charter or bylaws of the Seller or the Stockholder or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, Permit or other arrangement to which either the Seller or the Stockholder is a party or by which either the Seller or the Stockholder is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). Except as set forth in (section)3(c) of the Disclosure Schedule, neither the Seller nor the Stockholder is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or continue the effectiveness of any Permits relating to the Business immediately following the Closing (and without giving effect to the operation of the Business by the Buyer after the Closing).

         (D) BROKERS' FEES. Except for the fees of Dunn Johnston & Company, which will be paid by the Seller or the Stockholder, neither the Seller nor the Stockholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (E) TITLE TO ASSETS. The Acquired Assets, together with the Excluded Assets, constitute all of the assets, tangible or intangible, of any nature whatsoever, which are used in the Business as presently conducted. The Seller has good title to the Acquired Assets and a valid leasehold interest in the Leased Personal Property, free and clear of all Security Interests, except for those Security Interests set forth in (section)3(e) of the Disclosure Schedule which are to be terminated and released on or prior to the Closing Date.

         (F) SUBSIDIARIES. The Seller does not have any Subsidiaries. The Seller does not control, directly or indirectly, or have any direct or indirect equity participation in any Person.

         (G) FINANCIAL STATEMENTS.

              (i) Attached hereto as (section)3(g)(i) of the Disclosure Schedule are the following financial statements of Seller (collectively the "Financial Statements"): (A) unaudited balance sheets and statements of income as of and for the fiscal year ended April 30, 2002 (the "Most Recent Fiscal Year End"); and (B) unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the seven (7) months ended November 30, 2002 (the "Most Recent Fiscal Month End"). The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United Kingdom, except as set forth in (section)3(g) of the Disclosure Schedule, applied on a consistent basis throughout the periods covered thereby; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and the Financial Statements lack footnotes and other presentation items. (section)3(g) of the Disclosure Schedule sets forth a description of differences in respect of the treatment of items applicable to the Financial Statements between such accounting principles and GAAP, which description is correct and complete in all material respects. The Financial Statements are consistent with the books and records of the Seller (which books and records are correct and complete).



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              (ii) Attached hereto as (section)3(g)(ii) of the Disclosure
Schedule is an estimated balance sheet of Seller as of the Closing Date (the "Pre-Closing Balance Sheet"). The Pre-Closing Balance Sheet was prepared in good faith. Seller makes no other representation or warranty with respect to the Pre-Closing Balance Sheet.

         (H) EVENTS SUBSEQUENT.

              (i) Since the Most Recent Fiscal Month End, the Business of the Seller has been operated in the Ordinary Course of Business and there has not been any material adverse change in the business, financial condition, operations or results of operations of the Seller and, to the Knowledge of the Seller, except as may arise as a result of the awareness, announcement or consummation of the transactions contemplated by this Agreement, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

              (ii) Without limiting the generality of the foregoing clause (i), except as set forth in (section)3(h)(ii) of the Disclosure Schedule, since the Most Recent Fiscal Year End:

                   (A) to the Knowledge of the Seller, no party (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $25,000 to which the Seller is a party or by which it or the Acquired Assets is bound;

                   (B) the Seller has not created, incurred, assumed or guaranteed any capitalized lease obligation in effect on the date hereof involving more than $25,000 in the aggregate;

                   (C) the Seller has not delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

                   (D) the Seller has not granted any increase in the base compensation of any of its directors, officers or employees outside the ordinary course of business or made any other change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business;

                   (E) to the Knowledge of the Seller, no material supplier, representative, distributor, lessee or lessor who is a party to a Contract included in the Assumed Liabilities or Acquired Assets has (A) terminated or given written notice of its intent to terminate its relationship with the Seller, or (B) threatened in writing to terminate its relationship with the Seller;

                   (F) to the Knowledge of the Seller, no customer has (1) terminated or modified its relationship with the Seller in any material respect,
(2) given notice (whether written or oral)or threatened to terminate or modify its relationship with the Seller in any material respect (including any material adjustments to such customer's off-invoice warranty allowances, if any), (3) made any return or series of returns of products of the Business which are materially in excess of typical returns from such customer or (4) given notice (whether written or oral) or threatened to make any such return materially in excess of typical returns from such customer; provided, however, that in the case of (1) and (2), fluctuations in purchase quantity in the ordinary course of business or due to seasonality of the Business, weather or other conditions affecting the industry generally, shall not be deemed to have modified a customer's relationship with the Seller; and

                   (G) the Seller has not committed to any of the foregoing.

              (iii) Without limiting the generality of the foregoing clause (i), except as set forth in (section)3(h)(iii) of the Disclosure Schedule, since the Most Recent Month End:



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                   (A) except for inventory sold in the Ordinary Course of
Business, the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, with a value in excess of $15,000 individually or $25,000 in the aggregate other than for a fair consideration;

                   (B) the Seller has not entered into any agreement, contract, lease, pricing arrangement or license (or series of related agreements, contracts, leases, pricing arrangements and licenses) involving more than $25,000;

                   (C) the Seller has not imposed or permitted to be imposed any Security Interest upon any of the Acquired Assets which will remain in effect after the Closing;

                   (D) the Seller has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000;

                   (E) the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) involving more than $25,000, other than purchases of inventory from vendors in the ordinary course of business;

                   (F) the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                   (G) the Seller has not experienced any damage, destruction, or loss to the Acquired Assets (whether or not covered by insurance) in connection with which the Seller has repair or replacement costs in excess of $25,000 in the aggregate;

                   (H) the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or stockholder outside the Ordinary Course of Business;

                   (I) the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                   (J) the Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                   (K) the Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                   (L) the Seller has not changed any accounting method used by the Seller with respect to the Business; and

                   (M) the Seller has not committed to any of the foregoing.

         (I) UNDISCLOSED LIABILITIES. The Seller does not have any material Liability arising from the Business, except for (i) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (ii) Liabilities set forth on the Most Recent Balance Sheet.

         (J) LEGAL COMPLIANCE.



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              (i) The Seller has complied with all applicable laws, including rules and regulations, (collectively, "Laws") of all Governmental Authorities (excluding ERISA as to which solely the provisions of (section)3(v) shall be applicable and Environmental, Health and Safety Requirements as to which solely the provisions of (section)3(w) shall be applicable), other than those the violation of which would not reasonably be expected to result in aggregate fines, penalties and costs to achieve compliance in excess of $25,000. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice (collectively, "Claims") has been filed, commenced or, to the Knowledge of the Seller, threatened against the Seller during the past three (3) years alleging any failure to comply with any Law or Permit. (section)3(j) of the Disclosure Schedule lists all non-compliances with laws for which the Seller has been cited in writing by any Governmental Authority during the past three
(3) years.

              (ii) The Seller possesses, and is in material compliance with, the terms and conditions of, the franchises, consents, approvals, licenses, permits, certificates and other authorizations ("Permits") from Governmental Authorities listed in (section)3(j)(ii) of the Disclosure Schedule. The Permits listed in (section)3(j)(ii) of the Disclosure Schedule are all of the Permits that are used in the ownership of the Acquired Assets and the conduct of the Business as presently conducted. With respect to each such Permit: (A) the Permit is in full force and effect; and (B) the Seller is not in material breach or default, and, to the Knowledge of the Seller, no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default, or permit termination or modification of the Permit. The Seller makes no representation or warranty as to what Permits will be required for the Buyer to operate the Business after the Closing Date.

              (iii) To the Knowledge of the Seller, neither the Seller, nor any officer, employee or director of the Seller has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official, customer or supplier for the purpose of influencing any official act or decision of such official, customer or supplier or inducing him, her or it to use his, her or its influence to affect any act or decision of a Governmental Authority or customer, under circumstances which could subject the Seller or any officers, employees or directors of the Seller to administrative or criminal penalties or sanctions or termination of such customer relationship.

         (K) TAX MATTERS.

              (i) The Seller has timely filed (giving effect to applicable extension periods) all Tax Returns that it was required to file and all such Tax Returns are true, accurate and complete in all material respects. The Seller and its Affiliates have timely paid all Taxes (or properly reserved for any such Taxes not yet due and payable), the non-filing or non-payment of which, as the case may be, could result in the creation of a Security Interest in the Acquired Assets or could result in the imposition of any such Taxes on the Buyer. No claim has been made in a writing specifically addressed to the Seller, with respect to any period in which the applicable statute of limitations has not expired, by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

              (ii) Neither the Seller nor any of its Affiliates have received written notice of any proposed tax assessment against the Seller relating to the Business which remains outstanding. All Taxes that the Seller is or was required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Authority.

              (iii) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which assessment or deficiency could result in the creation of a Security Interest in the Acquired Assets or could result in the imposition of any such Taxes on the Buyer.



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              (iv) None of the Acquired Assets is "tax exempt use property"
within the meaning of section 168(h) of the Code, and none of the Acquired Assets is subject to a safe harbor lease, or other arrangement as a result of which Seller is not treated as the owner for tax purposes.

              (v) The Seller is not subject to any joint venture or other arrangement (whether pursuant to a written contract or otherwise) that is treated as a partnership for Tax purposes.

         (L) REAL PROPERTY. The Leased Real Property is the only real property owned or leased by the Seller and used in connection with the Business. Although the Seller does not consider them leased real property, reference is made to the two warehouses in which Seller stores inventory listed as Items 6(d) and 6(e) in (section)3(o) of the Disclosure Schedule.

         (M) INTELLECTUAL PROPERTY.

              (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, permission or otherwise, all Intellectual Property used in the operation of the Business as presently conducted, all of which is assignable by the Seller to the Buyer without the consent of any other Person except as set forth in (section)3(m)(i) of the Disclosure Schedule. The Seller possesses all right, title and interest in and to each item of Intellectual Property set forth in (section)3(m)(i) of the Disclosure Schedule (the "Owned Intellectual Property"), free and clear of any Security Interest. With respect to each item of Intellectual Property that any third party owns and that the Seller uses, the license, sublicense, agreement or permission pursuant to which the Seller has the right to use such item is in full force and effect and constitutes a valid and binding obligation of the Seller, and to the Knowledge of the Seller, the other party thereto. The Seller has made all required filings and paid all fees required to maintain in effect each patent, registered trademark and registered copyright included in the Owned Intellectual Property.

              (ii) (section)3(m) of the Disclosure Schedule identifies each material item of Intellectual Property owned or used by the Seller in the Business. (section)3(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, which remains in effect, identifies each pending patent application or application for registration which the Seller has made with respect to its Intellectual Property, and identifies each license, agreement or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of each such item. (section)3(m)(ii) of the Disclosure Schedule also identifies each registered or unregistered trade name, service mark or trademark used by the Seller in connection with any part of the Business. The Seller has made available to the Buyer correct and complete copies of all licenses, sublicenses, agreements and permissions (as amended to date) relating to material Intellectual Property.

              (iii) To the Knowledge of the Seller, in the last three (3) years, the Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. There are no existing injunctions, judgments, orders or decrees of any court or other Governmental Authority against the Seller or the Acquired Assets relating to the Intellectual Property. In the past three (3) years, the Seller has not received any written, or the Knowledge of the Seller, oral claim, demand, or notice alleging interference, infringement, misappropriation, or violation of the Intellectual Property rights of any third party (including any written claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property rights of the Seller.

         (N) TANGIBLE ASSETS. The Seller owns or leases all buildings, machinery, equipment and other tangible assets used in the Business as presently conducted. Each material tangible asset is, on the date hereof, in good order and operating condition (subject to normal wear and tear). (section)3(n) of the Disclosure Schedule lists all material items of personal property owned by the Seller which are included in the

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Acquired Assets and each such item not owned by the Seller but used in the
Business and subject to rental or lease payments therefor (including with respect to such property not owned by the Seller (the "Leased Personal Property"), the owner of, the lessee of, and any agreement ("Personal Property Lease") relating to the use of, each such item of Leased Personal Property). Each such Personal Property Lease is included in the Acquired Assets.

         (O) INVENTORY. (section)3(o) of the Disclosure Schedule sets forth the categories, locations and amounts of all inventories of the Business as of the date of the Most Recent Financial Statements. Each item of inventory of the Seller is valued on its books at the lower of cost or market value of such item based on the most recent calculated standard cost. Inventory reserves have been calculated in accordance with past practice and reflected on the Financial Statements and are, to the Knowledge of the Seller, adequate to reflect obsolete, damaged or defective inventory. In connection with the conduct of the Business, the Seller is not in possession of any inventory not owned by the Business.

         (P) CONTRACTS.

              (i) (section)3(p) of the Disclosure Schedule lists all purchase orders, contracts, commitments, obligations, agreements and instruments, written or oral, including all amendments and supplements thereto, to which the Seller is a party or by which any of its assets or the Business are bound (A) involving consideration in excess of $25,000 per year or (B) concerning confidentiality or non-competition or limiting the Seller's ability to do business in any line of business or geographical area or (C) which the Seller in good faith believes to be material (the "Contracts"). Prior to the Closing, the Seller shall have made available to the Buyer a correct and complete copy of each written Contract listed in (section)3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral Contract referred to in (section)3(p) of the Disclosure Schedule.

              (ii) Other than purchase orders cancelable upon less than 30 days' notice, with respect to each such Contract: (A) the Contract is in full force and effect and constitutes a valid and binding obligation of the Seller and, to the Knowledge of the Seller, the other party thereto; (B) the Seller is not in material breach or material default thereunder, and no event has occurred and no condition or state of facts exists which with the passage of time or the giving of notice or both would constitute such a material default or material breach by the Seller, or permit termination, modification, or acceleration, under the Contract; and (C) the Contract is assignable by the Seller to the Buyer without the consent of any other Person. Except as set forth in this Agreement or in (section)3(p) of the Disclosure Schedule, (i) no purchase Contracts of the Seller are materially in excess of the normal and ordinary requirements of the Business and (ii) the Seller is not contractually restricted from carrying out the Business in any geographic area.

              (iii) The Seller has not given to or received from any other Person, at any time since June 1, 1999, any written notice or other written communication regarding any actual or alleged violation or breach of, or default under, any Contract identified or required to be identified in (section)3(p) of the Disclosure Schedule and which is being assigned to or assumed by the Buyer. There are no written attempts to renegotiate or written rights to renegotiate any material amounts paid or payable to the Seller under current or completed Contracts identified or required to be identified in (section)3(p) of the Disclosure Schedule and which are being assigned to or assumed by the Buyer with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation at any time since June 1, 1999.

         (Q) NOTES AND ACCOUNTS RECEIVABLE. (section)3(q) of the Disclosure Schedule sets forth a list of all accounts receivable of the Business as of the date of the Most Recent Financial Statements. All notes and accounts receivable of the Seller which are included in the Acquired Assets are reflected properly on its books and records, arose from bona fide transactions in the Ordinary Course of Business and, to the Knowledge of the Seller, are subject to adequate reserves. To the Seller's Knowledge, no specific setoff or counterclaim has been asserted with respect to any such account receivable. The Seller makes no representation as to the collectibility, either individually or in the aggregate, of the accounts receivable of the Seller.

         (R) INSURANCE. Except as set forth in (section)3(r) of the Disclosure Schedule, there are no claims pending under any of Seller's insurance policies or bonds or any disputes with the underwriters thereof. Except as set forth in (section)3(r) of the Disclosure Schedule, Seller has not been threatened in writing or to the Knowledge of the Seller, orally, with termination of any of its existing policies or bonds, other than as a result of late payment of any premiums or fees which have since been paid.

         (S) LITIGATION. There are no existing injunctions, judgments, orders or decrees of any court or Governmental Authority against the Seller or the Acquired Assets. (section)3(s) of the Disclosure Schedule sets forth each instance in which the Seller is a party or is threatened in writing, or the Knowledge of the Seller, orally, to be made a party to any action, suit or proceeding of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Claims set forth in (section)3(s) of the Disclosure Schedule (i) are reasonably likely to result in any material adverse change in the business, financial condition, operations or results of operations of the Seller or the Business or (ii) challenge, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

         (T) WARRANTY. The Seller is not aware of any basis for warranty claims which would result in costs materially in excess of the costs thereof which have been incurred by the Seller in the Ordinary Course of Business. The books and records of the Seller reflect reserves for potential warranty claims against the Seller consistent with past practice. (section)3(t) of the Disclosure Schedule includes copies of the standard warranties offered by the Seller to customers, together with Seller's warranty cost for each of the past three (3) years.

         (U) EMPLOYEES.

              (i) The Union Agreement is the only collective bargaining agreement to which the Seller is a party. Since 1997, except as disclosed in (section)3(u) of the Disclosure Schedule, the Seller has not experienced any strikes, arbitrations, claims of unfair labor practices or other collective bargaining disputes. The Seller has made available to the Buyer a list of grievances filed by or on behalf of employees of the Seller since January 1, 2000. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller or of any threatened strike, slowdown, picketing, or work stoppage relating to labor relations.

              (ii) All salaried employees of the Seller are listed in (section)3(u) of the Disclosure Schedule, which includes the salary level of each such employee. Since October 1, 2002, the Seller has not received notice (whether written or oral) from any executive or key employee that such person plans to refuse employment with the Buyer at Closing or terminate such employment within sixty (60) days after Closing.

              (iii) The Seller has complied with the Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. In connection with the conduct of the Business, prior to the date hereof and through the Effective Time, the Seller has not (and will not have) violated, and has (and will have) fully complied with, the Worker Adjustment and Retaining Notification Act (the "WARN Act") or any similar state or local Law. The Seller has not received written notice of any charge of employment discrimination filed or threatened against the Seller with the Equal Employment Opportunity Commission or any other Governmental Authority which remains outstanding.

              (iv) To the Knowledge of the Seller, no officer or management employee of the Business is bound by any contract that purports to limit the ability of such officer or management employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or
(ii) to assign to the Seller any rights to any invention, improvement or discovery.

         (V) EMPLOYEE BENEFITS.

              (i) (section)3(v) of the Disclosure Schedule lists each Employee Benefit Plan maintained by the Seller or to which the Seller is obligated (or at any time within the last year, has been obligated) to contribute or with respect to which the Seller has any Liability or which is maintained by a Seller Affiliate and that provides benefits to a Seller employee (the "Seller Employee Benefit Plans"). Except as set forth in (section)3(v) of the Disclosure Schedule, none of the Seller Employee Benefit Plans that are not qualified plans under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code provides or promises benefits to ex-employees (including retirees) of the Seller and their dependents and beneficiaries, except as specifically required under Section 4980B of the Code with respect to continuation of coverage.

              (ii) No suit, action, claim, proceeding, investigation or arbitration has been made or instituted or, to the Knowledge of the Seller, threatened, with respect to any welfare benefit contract described in (section)5(b)(x)(D) that is assumed by Buyer in connection with this Agreement (the "Assumed Contracts"); except for routine claims for benefits made in accordance with the terms thereof.

              (iii) Each Assumed Contract has been maintained in material compliance with its terms.

              (iv) Seller has no potential withdrawal liability or other obligation to contribute to any Multiemployer Plan.

              (v) True, complete and accurate copies of the documents comprising each Seller Employee Benefit Plan and copies of each Seller Employee Benefit Plan's most recent summary plan descriptions and modifications thereto and other material written communications to employees relating thereto have heretofore been delivered or made available to the Buyer. There are no oral modifications to any of such Seller Employee Benefit Plans.

         (W) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Except as set forth in (section)3(w) of the Disclosure Schedule, to the Knowledge of the Seller:

              (i) The Seller is, and at all times in the past two (2) years has been, in material compliance with and is not in material violation of or liable under OSHA regulations and is, and at all times in the past three (3) years has been, in material compliance with and is not in material violation of or liable under any other Environmental, Health and Safety Requirements.

              (ii) In the past five (5) years, Seller has not received any notice (whether written or oral) or report of a Claim based on, arising from or regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health and Safety Requirements from any Governmental Authority or other Person.

              (iii) None of the following exists at any property or facility owned or operated by the Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls or (4) landfills, surface impoundments or disposal areas.

              (iv) The Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material at, on, under or from the Leased Real Property (and the Leased Real Property is not contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health and Safety Requirements.

              (v) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called
"transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements.

              (X) CERTAIN BUSINESS RELATIONSHIPS WITH THE SELLER. Except as set forth in (section)3(x) of the Disclosure Schedule, (i) neither the Stockholder nor any Affiliate of the Stockholder has been involved in any business arrangement or relationship with the Seller within the past 12 months, (ii) neither the Stockholder nor any Affiliate of the Stockholder owns any asset, tangible or intangible, which is used in the Business and (iii) neither the Seller, the Stockholder nor any Affiliate of the Stockholder, owns of record or as a beneficial owner, a material interest in any Person that has (A) had a material interest in any material transaction involving the Business or (B) engaged in competition with the Business in any market presently served by the Business.


4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND TRANSPRO. The Buyer and Transpro jointly and severally represent and warrant to the Seller as follows:

         (A) ORGANIZATION OF THE BUYER. Each of the Buyer and Transpro is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (B) AUTHORIZATION OF TRANSACTION. Each of the Buyer and Transpro has full power and authority to execute and deliver this Agreement and the other documents delivered hereunder to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and Transpro, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity. Each other document delivered by the Buyer or Transpro hereunder, when executed and delivered by such Party in accordance with the terms of this Agreement, shall constitute the valid and binding obligation of such Party, to the extent it is a party thereto, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         (C) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement and the documents delivered hereunder, nor the consummation of the transactions contemplated hereby and thereby, will (with or without notice or lapse of time) (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer or Transpro is subject or any provision of the charter or bylaws of the Buyer or Transpro or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or Transpro is a party or by which it is bound or to which any of its assets is subject. Neither the Buyer nor Transpro is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

         (D) BROKERS' FEES. Neither the Buyer nor Transpro has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         (E) LITIGATION. There is no legal, administrative, arbitral or other proceeding by or before any Governmental Authority pending or, to the knowledge of the Buyer or Transpro, threatened against the Buyer or Transpro, nor to the knowledge of Buyer or Transpro is there any pending investigation by any Governmental Authority which would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Buyer or Transpro from complying with the terms and provisions of this Agreement.

5.  COVENANTS

         (A) [INTENTIONALLY OMITTED]

         (B) POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

              (i) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under (section)7 below). The Seller and the Stockholder acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to the Business, other than items described in the definition of Excluded Assets. The Buyer shall preserve all information in its possession pertaining to the Seller's obligations with respect to Tax matters through the end of the applicable statute of limitations period, including all extensions thereto; provided, however, that if Buyer decides to destroy any records relating to Tax matters for the period prior to the Closing Date, prior to the expiration of the applicable statute of limitations period, the Buyer shall notify the Seller 60 days in advance of any such proposed destruction of its intent to destroy records, and Buyer will permit the Seller to retain such records. The Buyer agrees to provide the Seller and the Stockholder reasonable access to, and, to the extent requested, copies of, all documents, books and records included in the Acquired Assets for purposes of the preparation of any tax returns and financial statements by the Seller and the Stockholder after the Closing. Solely as an accommodation to the Seller, the Buyer also agrees to use best efforts to provide the Seller with compilations of information known variously as the "statutory package", "December digest" and "Tomkins tax package" (as those terms are commonly used by the Seller and its Affiliates) for the periods ending in December 2002, in the form and in accordance with the schedule that the Seller typically delivered such items for periods ending prior to the Closing; provided, however, that Buyer does not and will not make any representation or warranty with regard to the accuracy or completeness of any of the information provided in accordance with the foregoing.

              (ii) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel (to the extent that making them available does not substantially interfere with the business or operations of the employer of such personnel), and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (section)7 below).

              (iii) Transition. The Seller and Stockholder will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Seller or the Business from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. The Seller and Stockholder will refer all customer inquiries relating to the Business to the Buyer from and after the Closing but may, before making such referral, indicate to the customer that the Business has been sold.

              (iv) Confidentiality. The Seller and Stockholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, the agreements delivered pursuant hereto, and any Excluded Assets or Excluded Liabilities and deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller or the

Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this (section)5(b)(iv). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller or the Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, the Seller or Stockholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Stockholder shall use commercially reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

              (v) Covenant Not to Compete; Covenant Not to Solicit.

                   (A) Covenant Not to Compete. For a period of five years from and after the Closing Date (the "Noncompetition Period"), neither the Seller, the Stockholder nor any Affiliate of the Stockholder will engage directly or indirectly in any business that is competitive with the Business in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that:

                        (1) an owner of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to engage solely by reason thereof in any of its businesses;

                        (2) nothing herein shall prohibit or otherwise restrict the Seller, the Stockholder or any Affiliate of either of them from acquiring an interest, by joint venture, merger or other business combination, in a business (the "Acquired Business") that includes a competitive business so long as the aggregate revenues derived by the competitive business included in the Acquired Business during the four most recently completed fiscal quarters for such Acquired Business prior to the date on which the definitive agreement for the acquisition of the Acquired Business is entered into do not exceed ten percent (10%) of the aggregate revenues derived by the Acquired Business during such four fiscal quarters; and

                        (3) Gates Canada and Stant Manufacturing, Inc. may continue to sell (but, for the avoidance of doubt, may not develop or manufacture) automotive heating cores; provided, however, that if the Buyer is not the sole supplier of such products to each of Gates Canada and Stant Manufacturing, Inc., then such entities may not sell more than 75,000 units of such products, in the aggregate, in any calendar year.

                   (B) Covenant Not to Solicit Customers, etc. During the Noncompetition Period, neither the Seller, the Stockholder nor any Affiliate of the Stockholder shall induce or attempt to induce any customer or supplier of the Buyer or any Affiliate to terminate its relationship with the Buyer or any Affiliate or to enter into any business relationship to provide or purchase the same or substantially the same products as are provided to or purchased from the Business which would be reasonably likely to harm the Buyer or any Affiliate thereof.

                   (C) Covenant Not to Solicit Employees, etc. During the Noncompetition Period, neither the Seller nor the Stockholder shall hire or retain, or attempt to hire or retain (in any capacity) any person who is an employee or officer of the Seller or the Stockholder immediately prior to the Closing and is, immediately thereafter, hired by the Buyer; provided, however, that nothing herein shall prohibit the Seller or Stockholder from hiring or retaining, or attempting to hire or retain, any person who responds to any general solicitation; and provided further, however, that at any time that Kersi Dordi is not employed by the Buyer, the Seller or Stockholder may hire, retain or attempt to hire or retain Kersi Dordi (by general solicitation or otherwise).

                   (D) Modifications. If the final judgment of a court of competent jurisdiction declares that any term or provision of this (section)5(b)(v) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                   (E) Right of First Negotiation. If the Seller, the Stockholder or any Affiliate of either of them acquires a competitive business pursuant to subsection (A) above, and such Person thereafter seeks to sell such competitive business (whether by merger, sale of shares, sale of assets or otherwise), then Buyer shall have a right of first offer to purchase such competitive business as follows: (1) the selling Person shall notify Buyer in writing of its intention to sell the competitive business and (2) if Buyer desires to buy the competitive business, then the selling Person shall negotiate exclusively and in good faith with the Buyer for thirty (30) days after delivering the written notice required in clause (1) above.

              (vi) Taxes. Except as otherwise provided in this Agreement, each stamp, transfer, documentary, sales, use, registration, real property transfer, and other such Tax or fee (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (a "Transfer Tax") shall be borne and paid by the Seller, and the Seller shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax, provided that where such return or other documentation is required to be filed on a joint basis, the Parties shall cooperate in the timely preparation and filing thereof. The Parties hereto shall cooperate in providing the information required by any returns or other documentation relating to Transfer Taxes.

              (vii) Nonassignable Contracts and Permits.

                   (A) Generally. To the extent that any Contract or Permit for which assignment to the Buyer is provided in this Agreement is not assignable without the consent of another party or the appropriate Governmental Authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller and the Stockholder shall cooperate with the Buyer's efforts to obtain the consent of such other party or Governmental Authority to the assignment of any such Contract or Permit to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Seller and the Stockholder shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits under any such Contract or Permit. If and to the extent that such arrangement cannot be made with respect to any such Contract or Permit, the Buyer shall not have any obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

                   (B) Advance Auto Parts. Reference is made to the agreement between the Stockholder and Advance Auto Parts ("Advance") which is item 9 under Customer Agreements in (section)3(p) of the Disclosure Schedule (the "Advance Agreement"). Inasmuch as the Advance Agreement provides for the sale of heater cores produced by Seller but Stockholder is the party thereto, Buyer hereby agrees to supply directly to Advance the heater core requirements of Advance in accordance with the terms of the Advance Agreement. Seller will use its best efforts to obtain Advance's consent to bifurcate the agreement and assign the heater core portion to Buyer and Buyer hereby agrees to assume the obligations and duties of Stockholder with respect to the heater core portion upon such assignment. If Seller is unable to obtain such consent, Buyer hereby agrees to supply the heater cores called for by the Advance Agreement to Seller or its Affiliate, for resale to Advance, at the same price as provided under the Advance Agreement, and such resale shall not be deemed to be a violation of the non-competition provisions of this Agreement; provided, however, that in such case, the Stockholder will not amend the Advance Agreement as it relates to heater cores without Buyer's written consent.

              (viii) Payment Over Accounts Receivable. After the Closing Date, any payments remitted to the Seller in respect of any accounts receivable, whether arising in connection with products shipped before or after the Closing Date, shall be remitted to the Buyer no later than seven days after the Seller receives such payments.

              (ix) Name change. Within ninety (90) days after the Closing Date, the Seller will and the Stockholder will cause the Seller to (A) properly amend the Seller's certificate of incorporation to change the corporate name of the Seller so that it does not thereafter contain the name "Fedco" or any name that might reasonably be confused therewith, and (B) cease using the trade name "Fedco" or any trade name that might reasonably be confused therewith.

              (x) Employees.

                   (A) Employees. The Buyer shall offer employment, effective on the Closing Date, at the same level of base pay and substantially similar benefits as provided by Seller (other than for immediate 401(k) plan participation and such other provisions as are discussed below) to each person employed by Seller immediately prior to the Closing; provided, however, that (1) with respect to employees who are not actively employed due to workers' compensation, temporary disability or similar matters ("Inactive Employees"), such offer of employment shall take place when such employees are physically able to return to work, unless Buyer has eliminated such employee's position and such employee is not entitled to employment in another position, and (2) the foregoing shall not limit the Buyer's ability to terminate any such person after Closing or change the level of benefits or compensation payable to such person after Closing in any manner. Notwithstanding the foregoing, with respect to Seller's Inactive Employees as of the Closing, until such individuals return to active employment, Buyer will continue to provide substantially the same disability, medical, dental, life insurance, severance, vacation and other benefits to such employees as Seller would have provided to Inactive Employees under its policies in effect immediately prior to Closing, subject to Buyer's general ability to change the level of benefits or compensation payable.

                   (B) Union Agreement. Effective on the Closing Date, Buyer shall recognize United Steelworkers of America, AFL-CIO-CLC, Local No. 1753 (the "Union") and assume the Union Agreement. Notwithstanding the foregoing, Seller will provide any benefits and payments as required by the Union Agreement with respect to individuals who retired or otherwise terminated employment with Seller prior to Closing (excluding those terminated by the Seller on the Closing Date in contemplation of the transactions hereunder), except as otherwise specifically provided for in this (section)5(b)(x). Buyer and Seller recognize that, as further described in this (section)5(b)(x) with respect to Union employees, (1) Seller shall provide imputed service credit under the Fedco Automotive Components Company, Inc. Bargaining Unit Pension Plan (and Buyer is not assuming any obligations or liability with respect to such plan, and will not be a sponsoring employer thereunder), (2) Buyer will provide, within a reasonable time following the Closing Date, coverage under its 401(k) plan in lieu of coverage under Seller's plan, (3) Buyer is assuming various welfare benefit contracts and (4) Buyer will provide life insurance protection through Seller's life insurance program as specified below. Buyer will recognize the seniority and service that each Union Employee (as defined below) has earned as an employee of Seller or its predecessors, to the extent previously recognized by Seller, for purposes of the Union Agreement.

                   (C) Pension Plan. Seller shall grant service credit under the Fedco Automotive Components Company, Inc. Bargaining Unit Pension Plan ("Seller's Union Pension Plan") to those employees of Seller whose employment is subject to the Union Agreement and who are participants in such Plan and employed by Seller on the Closing Date (the "Union Employees"), for service such employees perform for Buyer (such service shall hereinafter be referred to as "Imputed Service") for all purposes under such Seller's Union Pension Plan. Seller's obligation to grant Imputed Service shall cease as of May 3, 2003, provided that if Buyer is unable to negotiate a new collective bargaining agreement with the Union, at Buyer's request, Seller shall continue to credit Union Employees with Imputed Service until the earlier of (i) the date that the Buyer and the Union reach an impasse on bargaining a new agreement; or (ii) June 3, 2003. A participant who becomes disabled during the period for which such Imputed Service is credited shall be eligible for a disability pension under Seller's Union Pension Plan, provided that he or she would be so eligible if his or her employment had continued with the Seller.

                   (D) Welfare Contracts. Seller and Buyer agree to cooperate to facilitate the assignment to Buyer of Seller's contracts with vendors providing benefits under Seller's insured health care, insured dental, insured temporary disability, insured long term disability, employee assistance, and flexible benefits plans that are currently offered to Union Employees and nonunion employees, on terms and conditions that are substantially the same as currently extended to Seller. Seller and Buyer agree to use their best efforts to avoid any lapse in any such welfare benefit coverages. Effective on the Closing Date, Buyer shall be responsible for paying all amounts due under such contracts, except as otherwise provided below. Seller and Buyer agree that as of Closing, Buyer will be substituted for Seller as sponsor of Seller's Flexible Spending Plan and assume all Liabilities under such Flexible Spending Plan that become payable or arise after Closing.

                   (E) Severance. Buyer shall for a six month period after the Closing Date provide severance benefits to any Seller nonunion employee who is employed by Buyer upon the Closing Date and who is subsequently terminated by Buyer in circumstances where such employee would have received severance benefits had Seller terminated such employee. The amount of such severance benefit shall not be less than the severance benefit payable under Seller's severance policy set forth in item 20 of (section)3(v) of the Disclosure Schedule, treating service for Seller or Seller's predecessors, to the extent previously recognized by Seller, as service for Buyer. Notwithstanding the foregoing, Buyer shall assume all liabilities and responsibilities relating to the Fedco Automotive Components Company, Inc. Key Employee Severance Plan.

                   (F) Service Credit. Buyer shall credit each Seller employee who accepts employment with Buyer as of the Closing ("Transferred Employee") (or with respect to Inactive Employees, when such individuals return to work) with such Transferred Employee's service with Seller or Seller's predecessors, to the extent previously recognized by Seller, under Buyer's pension plans, medical plans, vacation policy and life and disability benefit plans for purposes of applying such plans' and policy's eligibility, vesting and waiting period rules. Such service shall be credited in accordance with the terms and conditions of such plans and policy of Buyer, but only to the extent such plans and policy are made available to such Transferred Employee after Closing. Upon Closing, Seller shall immediately vest all Transferred Employees in any benefits such employees had accrued in Seller's pension plans as of Closing. Seller agrees that Transferred Employees with outstanding loans under a Seller pension plan that is a 401(k) plan may continue to repay such loans through payments made to Seller after Closing, as provided under the terms of Seller's 401(k) plans.

                   (G) COBRA. Effective on the Closing, Buyer shall provide coverage under the assumed health care contracts (or otherwise) for former employees and eligible dependents of Seller who are eligible to receive, as of the Closing, extended coverage required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"), provided that such employees and covered dependents pay 102% of the full costs thereof, as such costs may be adjusted.

                   (H) Life Insurance. Seller shall allow Union Employees and nonunion employees employed by Buyer to continue receiving insured life insurance coverages (including dependent and supplemental life insurance coverages) under the Seller's insured life insurance plan on terms and conditions that are equivalent to those currently provided to employees by Seller. Seller's obligation to provide such coverage shall cease as of May 3, 2003, provided that if Buyer is unable to negotiate a new collective bargaining agreement with the Union, at Buyer's request, Seller shall continue to provide such coverage to Union employees until the earlier of (i) the date that the Buyer and the Union reach an impasse on bargaining a new agreement; or (ii) June 3, 2003. Buyer shall promptly reimburse Seller for the premium costs for the coverage described in this paragraph (H).

                   (I) Special Health Coverage. With respect to the individuals set forth in (section)5(b)(x)(I) of the Disclosure Schedule who are currently receiving post-employment health care coverage through Seller in excess of what is required by COBRA, Buyer agrees to continue making available medical coverage under its policies to such individuals for so long as Buyer contracts with local medical insurers in the Buffalo area to provide coverage generally to its employees, and such coverage is provided on a fully-insured basis. Notwithstanding the foregoing, Buyer will not be responsible for paying the premiums for such coverage, and Buyer's obligation to continue such coverage will cease if Buyer ceases to provide medical coverage to its employees through carriers in the Buffalo area on a fully-insured basis, or if the applicable carriers refuse to continue to provide such coverage. Seller recognizes that Buyer is providing such coverage as an accommodation to Buyer, and agrees to fully indemnify Buyer for, and hold Buyer harmless from and against, any and all liabilities, including tax liabilities, associated with the provision of such coverage.

                   (J) Vacation. Buyer will credit the Transferred Employees with any unused vacation such Employees have accrued under Seller's vacation policies and Buyer shall assume all financial and other Liabilities associated with such vacation.

6. CONDITIONS TO OBLIGATION TO CLOSE; TERMINATION.

         (A) CONDITIONS TO OBLIGATION OF THE BUYER AND TRANSPRO. The obligation of the Buyer and Transpro to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the Seller shall have executed and delivered to the Buyer a bill of sale and assignment in form and substance reasonably acceptable to Buyer;

              (ii) the Seller shall have executed and delivered to the Buyer a lease for the Seller's Buffalo, NY facility (the "Lease") in form and substance reasonably acceptable to Buyer;

              (iii) the Stockholder shall have executed and delivered to Buyer a guarantee in form and substance reasonably acceptable to Buyer;

              (iv) the Buyer shall have received (A) such pay-off letters and releases relating to the Indebtedness of the Seller as it shall have reasonably requested and such pay-off letters shall be in form and substance reasonably satisfactory to Buyer and (B) UCC, judgment lien and tax lien searches with respect to the Seller, the Stockholder and the Business, the results of which indicate no liens on the Acquired Assets other than those as to which the Seller or the Stockholder have delivered releases and terminations of lien reasonably satisfactory to the Buyer;

              (v) the Seller and Stockholder shall each have delivered evidence reasonably satisfactory to Buyer of its corporate organization and proceedings and its existence in each jurisdiction in which it is incorporated, including evidence of such existence as of the Closing;

              (vi) Buyer shall be satisfied with the financial condition of the Seller, after review of the Pre-Closing Balance Sheet or otherwise;

              (vii) the United Steelworkers of America, AFL-CIO-CLC, Local No. 1753, shall have executed an agreement in the form attached to Schedule 6(a)(xiii); and

              (viii) all documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this (section)6(a) if it executes a written instrument so stating at or prior to the Closing and all conditions specified in this (section)6(a) shall be deemed to have been waived or met upon the Closing.

         (B) CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE STOCKHOLDER. The obligations of the Seller and the Stockholder to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

              (i) the Buyer shall have executed and delivered to the Seller an instrument of assumption of liabilities in form and substance reasonably satisfactory to Seller;

              (ii) the Buyer shall have executed the Lease; and

              (iii) all documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this (section)6(b) if it executes a written instrument so stating at or prior to the Closing and all conditions specified in this (section)6(b) shall be deemed to have been waived or met upon the Closing.

7. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (A) SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

              (i) All of the representations and warranties, covenants and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement subject to (section)7(a)(ii). Except as set forth below, the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. Notwithstanding the foregoing or anything to the contrary herein, neither Seller nor the Stockholder shall have any obligation to indemnify Buyer with respect to claims for breach or inaccuracy of representations or warranties under (section)7(b)(i) if they can demonstrate by clear and convincing evidence that Richard Wisot, Ken Flynn, David Albert, Marc Magrone, Robert Ronan or John Kolb actually knew, upon execution of this Agreement or at Closing, that such representation or warranty was false or inaccurate.

              (ii) All of the representations and warranties of the Seller and the Stockholder contained in this Agreement shall survive the Closing and continue in full force and effect for a period of 18 months thereafter; provided, however, that (A) the representations and warranties contained in (section)3(a), (b), (d), the second sentence of (e) and (f) shall survive without limitation and (B) the representation and warranties contained in (section)3(k), (v) and (w) shall continue in full force and effect for a period equal to the applicable statute of limitations. All of the representations and warranties of the Buyer and Transpro contained in this Agreement shall survive the Closing and continue in full force and effect for a period of 18 months thereafter.

              (iii) This (section)7 shall survive so long as any representations, warranties, covenants or indemnification obligations of any Party survive hereunder.

         (B) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

              (i) Subject to (section)7(d), in the event that either the Seller or the Stockholder breaches any of its respective representations, warranties or covenants contained in this Agreement or in any certificate, document, writing or instrument delivered by the Seller or the Stockholder pursuant to this Agreement, and, if there is an applicable survival period pursuant to (section)7(a) above, provided that the Buyer makes a written claim for indemnification against the Seller and the Stockholder pursuant to (section)8(g) below within such survival period (which written claim shall identify the basis for indemnification and any relevant facts forming the basis for such claim in reasonable detail), then each of the Seller and the Stockholder agrees to indemnify, jointly and severally, the Buyer and any Affiliate thereof from and against any Damages the Buyer or such Affiliate may suffer through and after the date of the claim for indemnification (including any Damages the Buyer or such Affiliate may suffer after the end of any applicable survival period) resulting from, arising out of or caused by the breach; provided, however, that the sole remedy for breach of the representation and warranty in (section)3(t) of this Agreement shall be the reimbursement of warranty expense in excess of $61,000 pursuant to (section)7(h) of this Agreement.

              (ii) In addition to the indemnification provided in
(section)7(b)(i), each of the Seller and the Stockholder agrees to indemnify, jointly and severally, the Buyer and any Affiliate thereof from and against any Damages the Buyer or any Affiliate thereof may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                   (A) Seller's failure to discharge any Excluded Liability, including any Environmental Liability and any claim asserted by a third party against the Buyer or Transpro or any Affiliate thereof that the Seller or Stockholder failed to discharge any Excluded Liability; or

                   (B) any Liability of Seller which is not an Assumed Liability and which is imposed upon the Buyer or any Affiliate thereof under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such Liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the Closing; or

                   (C) any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Seller, the Stockholder or any Person acting on behalf of either of the foregoing in connection with any of the transactions contemplated by this Agreement.

         (C) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER AND THE STOCKHOLDER.

              (i) In the event that either the Buyer or Transpro breaches any of its respective representations, warranties or covenants contained in this Agreement or in any certificate, document, writing or instrument delivered by the Buyer or Transpro pursuant to this Agreement, and, if there is an applicable survival period pursuant to (section)7(a) above, provided that the Seller or the Stockholder make a written claim for indemnification against the Buyer and Transpro pursuant to (section)8(g) below within such survival period (which written claim shall identify the basis for indemnification and any relevant facts forming the basis for such claim in reasonable detail), then each of the Buyer and Transpro agrees to indemnify, jointly and severally, the Seller and the Stockholder and any Affiliate thereof from and against the entirety of any Damages the Seller and the Stockholder and any Affiliate thereof may suffer through and after the date of the claim for indemnification (including any Damages the Seller and the Stockholder and any Affiliate thereof may suffer after the end of any applicable survival period) resulting from, arising out of or caused by the breach.

              (ii) In addition to the indemnification provided in (section)7(c)(i), each of the Buyer and Transpro agrees to indemnify, jointly and severally, the Seller and the Stockholder and any Affiliate from and against any Damages the Seller or the Stockholder or any Affiliate thereof may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                   (A) the Buyer's failure to discharge any Assumed Liability and any claim asserted by a third party against the Seller or the Stockholder or any Affiliate thereof that the Buyer failed to discharge any Assumed Liability; or

                   (B) any Liability (other than any Excluded Liability) asserted by a third party against the Seller or the Stockholder or any Affiliate thereof which arises out of the ownership of the Acquired Assets after the Closing or the operation by the Buyer, or any direct or indirect successor, assignee or transferee, of the business conducted with the Acquired Assets after the Closing Date; or

                   (C) any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Buyer or Transpro or any Person acting on the behalf of either such party in connection with any of the transactions contemplated by this Agreement.

         (D) LIMITATION ON INDEMNIFICATION. Notwithstanding anything in (section)7(b)(i) to the contrary, neither the Seller nor the Stockholder shall have liability (for indemnification or otherwise) with respect to claims for breach or inaccuracy of representations or warranties under (section)7(b)(i) until the total of all Damages with respect to such matters exceeds eighty thousand dollars ($80,000) (the "Basket Amount"); provided, however, that after the total of all such Damages exceeds the Basket Amount, the Seller and the Stockholder shall be liable for all such Damages, including the Basket Amount but subject to the limitations herein. Neither the Seller nor the Stockholder shall have liability (for indemnification or otherwise) with respect to claims for breach or inaccuracy of representations or warranties under (section)7(b)(i) to the extent that Damages with respect to such matters, in the aggregate, exceed the Purchase Price. This (section)7(d) will not apply to claims in respect of breach or inaccuracy of the first and third sentence of (section)3(a), (section)3(b) and the second sentence of (section)3(e), and Seller will be liable for all Damages with respect to such breaches. For the avoidance of doubt, this (section)7(d) shall not apply to claims for breach of covenant under (section)7(b)(i) or to claims under (section)7(b)(ii).

         (E) MATTERS INVOLVING THIRD PARTIES.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this (section)7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby forfeits material substantive rights or defenses or is otherwise materially prejudiced.

              (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder and (C) the Indemnifying Party diligently conducts the defense of the Third Party Claim. Any Indemnifying Party will have the right to settle any action defended by the Indemnifying Party, provided that settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice).

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (section)7(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim and (C) the Indemnifying Party may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim if such judgment or settlement is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice).

              (iv) In the event any of the conditions in (section)7(e)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this (section)7.

         (F) CALCULATION OF DAMAGES. The amount of Damages payable by an Indemnifying Party under this Article 7 shall be reduced by (a) any insurance proceeds received by the Indemnified Party with respect to the claim for which indemnification is sought, net of retrospective premium adjustments and similar charges, (b) any amounts recovered from any third parties, by way of indemnification or otherwise, with respect to the claim for which indemnification is sought and (c) the net after-tax amount of any Tax benefits realized by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to a deductible loss or expense.

         (G) EXCLUSIVE REMEDY. Any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby or otherwise in respect of the status, operations, condition or ownership of the Seller, its business or properties on or prior to the Closing Date, must be brought in accordance with the provisions and applicable limitations of this Article 7, which in the absence of fraud shall constitute the sole and exclusive remedy of the Parties and their Affiliates, successors and assigns for any such claim or cause of action.

         (H) SERVICE OF NORMAL CUSTOMER RETURNS AND PRODUCT WARRANTIES. In no way to derogate from the indemnification obligations of the Seller and Stockholder in this (section)7, the Parties agree that, solely as an accommodation to the Seller, the Buyer shall provide service in respect of customer warranty claims arising from products of the Business sold by the Seller prior to the Closing Date; provided, however, that to the extent that the warranty returns expense in the first twelve (12) months following Closing exceeds $61,000, Seller shall reimburse Buyer as follows: for heater cores which are repaired, rather than replaced, Seller will pay Buyer's actual out of pocket, direct costs (exclusive of SG&A, profit and costs for which the customer has assumed responsibility in exchange for a warranty allowance); for heater cores which are replaced, Seller will pay Buyer's fully absorbed cost of inventory determined consistently in accordance with GAAP (exclusive of SG&A, profit and costs for which the customer has assumed responsibility in exchange for a warranty allowance).

         (I) PURCHASE PRICE ADJUSTMENT. All indemnity payments made by the Seller to the Buyer, or by the Buyer to the Seller, pursuant to this Agreement shall, to the maximum extent permitted under the Code (or other applicable Tax law), be treated for all Tax purposes as adjustments to the consideration paid by the Buyer hereunder.

         8. MISCELLANEOUS.

         (A) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller, except to the extent required by applicable law.

         (B) NO THIRD-PARTY BENEFICIARIES. Other than as set forth in (section)7, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (C) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including, without limitation, the letter of intent dated August 30, 2002.

         (D) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that each of the Buyer and Transpro may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer or Transpro, as the case may be, nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer or Transpro.

         (E) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (F) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (G) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller or Stockholder:

         Fedco Automotive Components, Inc.
         c/o Stant Corporation
         4801 Spingfield Street
         Dayton, Ohio 45431-1084
         Fax:  937-253-6436
         Attention:  George Pappayliou

         Copy to:

         Nixon Peabody LLP
         1600 Main Place Tower
         Buffalo, New York  14202
         Fax:  716-853-8109
         Attention:  Martha M. Anderson

         If to the Buyer or Transpro:

         Go/Dan Industries, Inc.
         Transpro, Inc.
         100 Gando Drive
         New Haven, CT  06513
         Fax:  (203) 401-6470
         Attention:  Chief Executive Officer

         Copy to:

         Wiggin & Dana LLP
         400 Atlantic Street
         Stamford, CT  06901
         Fax:  203-363-7676
         Attention: Michael Grundei

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (H) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (I) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, Transpro, the Seller and the Stockholder. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (J) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (K) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (L) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         (M) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes and Schedules identified incorporated herein by reference and made a part hereof.

         (N) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in (section)8(o) below), in addition to any other remedy to which they may be entitled, at law or in equity.

         (O) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in (section)8(g) above. Nothing in this (section)8(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

                            [Signature page follows]

         IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.


                               GO/DAN INDUSTRIES, INC.


                               By: /s/ R.A.Wisot
                                  -----------------------------------------
                                  Name:  R.A.Wisot
                                  Title: Vice President


                               TRANSPRO, INC.


                               By: /s/ R.A.Wisot
                                  -----------------------------------------
                                  Name:  R.A.Wisot
                                  Title: Vice President


                               FEDCO AUTOMOTIVE COMPONENTS COMPANY, INC.


                               By: /s/ Thomas Reeve
                                  -----------------------------------------
                                  Name:  Thomas Reeve
                                  Title: Authorized Representative

                               STANT CORPORATION


                               By: /s/ Thomas Reeve
                                  -----------------------------------------
                                  Name:  Thomas Reeve
                                  Title: Authorized Representative

                                   APPENDIX A

                                   DEFINITIONS

         As used herein, the following terms have the respective meanings set forth below:

         "Acquired Assets" means the 1997 Mercury Grand Marquis owned by the Stockholder (and used by Kersi Dordi) and all right, title, and interest in and to all of the assets of the Seller relating to the Business other than the Excluded Assets, including all of the following, to the extent they are not Excluded Assets:

              (a) tangible personal property (such as machinery, equipment, test equipment, furniture, automobiles, trucks, tools, and other mobile equipment), including those listed in (section)3(n) of the Disclosure Schedule (but exclusive of those items disposed of in the Ordinary Course of Business between the date of this Agreement and the Closing Date);

              (b) inventories of raw materials and supplies, manufactured and purchased goods and works-in-process that are existing as of the Effective Time, wherever located, including without limitation, all those inventories listed on (section)3(o) of the Disclosure Schedule (but exclusive of those items disposed of in the Ordinary Course of Business between the date of this Agreement and the Closing Date);

              (c) The Intellectual Property and the goodwill associated therewith, and rights to protection of interests therein under the laws of all jurisdictions, including those items of Intellectual Property listed in (section)3(m) of the Disclosure Schedule;

              (d) leases, subleases, and rights thereunder with respect to both real and personal property;

              (e) accounts, notes and other receivables that are existing as of the Effective Time, including, without limitation, all those accounts receivable listed on (section)3(q) of the Disclosure Schedule which have not been collected in the Ordinary Course of Business between the date of this Agreement and the Effective Time;

              (f) purchase orders, agreements, contracts, instruments, other similar arrangements, and rights thereunder, including the Contracts listed in (section)3(p) of the Disclosure Schedule and including the Contracts to be assigned to the Buyer pursuant to the express terms of (section)5(b)(x) of this Agreement;

              (g) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, rights of recovery, rights of setoff, and rights of recoupment;

              (h) benefits, proceeds or other amounts payable under any policy of insurance maintained by the Seller with respect to destruction of or damage to any of the Acquired Assets;

              (i) the Permits listed in (section)3(j)(ii) of the Disclosure Schedule; and

              (j) bank accounts (in accordance with (section)2(g) of this Agreement), books, records, ledgers, files, documents, correspondence, lists, catalogs, advertising and promotional materials, studies, reports, customer lists, and other printed or written material.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.


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         "Affiliated Group" means any affiliated group within the meaning of
Code (section)1504(a) or any similar group defined under a similar provision of state or local law.

         "Allocation Schedule" has the meaning set forth in (section)2(f) above.

         "Assumed Liabilities" means:

              (a) all trade accounts payable of the Seller existing as of the Effective Time;

              (b) except as set forth in the definition of Excluded Liabilities, all obligations of the Seller under the Contracts and Permits and the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, including the Union Agreement (in each case exclusive of any Liability or obligation arising thereunder as a result of any breach, default or failure of the Seller to perform any covenants or obligations required to be performed by the Seller prior to the Closing Date);

              (c) Liabilities for warranty claims arising out of or relating to products of the Business to the extent sold prior to the Effective Time other than such claims arising in the first twelve months after Closing in excess of $61,000;

              (d) Liabilities to be assumed by the Buyer pursuant to the express terms of (section)5(b)(x) of this Agreement;

              (e) all obligations for WARN Act compliance with respect to the Business for the period following the Closing, including any Liabilities associated therewith; and

              (f) Liabilities existing on the date hereof in connection with the bank accounts assigned pursuant to (section)2(g) of this Agreement.

provided, however, that the Assumed Liabilities shall include no other Liability of the Seller of any kind or nature whatsoever and shall not include any Excluded Liabilities.

         "Business" has the meaning set forth in the recitals above.

         "Buyer" has the meaning set forth in the preface above.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "CERCLA" has the meaning set forth in (section)3(w)(iv) above.

         "Claims" has the meaning as set forth in (section)3(j)(i) above.

         "Closing" has the meaning set forth in (section)2(d) above.

         "Closing Date" has the meaning set forth in (section)2(d) above.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the Business and affairs of the Seller that is not generally available to the public.

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         "Contracts" has the meaning set forth in (section)3(p) above.

         "Damages" means all actions, suits, proceedings, hearings, investigations, charges, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, expenses, and fees, including court costs and attorneys' fees and expenses, but Damages in any suit which is not a Third Party Claim shall not include punitive damages, consequential damages or other indirect or incidental damages.

         "Disclosure Schedule" has the meaning set forth in (section)3 above.

         "Effective Time" has the meaning set forth in (section)2(d) above.

         "Employee Benefit Plan" means any Employee Pension Benefit Plan (including any Multiemployer Plan), any Employee Welfare Benefit Plan, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding, whether written or oral and whether applicable to one employee or more than one employee.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

         "Environmental, Health and Safety Requirements" shall mean all federal, state and local statutes, regulations and ordinances, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "Environmental Liability" means any Liability arising under any Environmental, Health and Safety Requirements relating to or arising out of the ownership, use or operation of the Acquired Assets, the Leased Real Property or the Business prior to the Closing or the Excluded Assets at any time, and for the avoidance of doubt, Environmental Liability shall not include any Liability arising under any Environmental, Health and Safety Requirements relating to or arising out of the use or operation of the Leased Real Property or the Business following the Closing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Assets" means:

              (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, Tax Returns and tax records, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance, and existence of Seller as a corporation;



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              (b) any rights of the Seller under this Agreement and any
agreement or document delivered by Buyer to Seller in connection herewith (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement);

              (c) any cash or cash equivalents;

              (d) the Seller's insurance policies (including policies providing property, casualty, liability, title, officer and shareholder life and workers' compensation coverage and bond and surety arrangements) and, except as set forth in clause (h) of the definition of Acquired Assets, all rights of the Seller thereunder;

              (e) any fee interest in real property, including land, building and other improvements

              (f) any rights to trade dress owned by Seller's Affiliates and used by Seller;

              (g) any claims against third-parties arising prior to Closing with respect to Superfund, state Superfund and similar sites;

              (h) the items listed on Schedule B hereto; and

              (i) except as specifically set forth in (section)5(b)(x) of this Agreement, all rights in, to, under and with respect to the Employee Benefit Plans of Seller.

         "Excluded Liabilities" means all Liabilities of the Seller other than the Assumed Liabilities, including:

              (a) any Liability of the Seller for income, transfer, sales, use and all other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Seller is transferring the Acquired Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise;

              (b) any Liability of the Seller for Taxes, including Taxes of any Person other than the Seller and including, without limitation, any Liability for Taxes in respect of periods prior to the Closing Date;

              (c) any Liability of Seller with respect to any Indebtedness for borrowed money;

              (d) any Liability of Seller arising out of any threatened or pending litigation or other claim, including workman's compensation claims;

              (e) except as specifically set forth in (section)5(b)(x) of this Agreement, any Liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, post-retirement medical and life insurance benefits, salaries, wages, bonuses and other incentive compensation (including retention bonuses), sick leave, severance or termination pay and other forms of compensation or any other form of Employee Benefit Plan (including the health benefits payable reflected on the Seller's balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of the Seller, other than such Liabilities arising with respect to Transferred Employees after Closing that relate to such Transferred Employees' employment with Buyer;

              (f) any Liability of the Seller to any Affiliate or current or former stockholders of Seller;

              (g) any Liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby;

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              (h) any Environmental Liability;

              (i) any Liability under any Contract assumed by the Buyer pursuant to (section)2(b) that arises after the Effective Time to the extent that such Liability arises out of or is caused by any breach that occurred prior to the Effective Time;

              (j) except as set forth in clause (c) of the definition of Assumed Liabilities, any Liability arising out of or relating to products of the Business to the extent manufactured or sold prior to the Effective Time, including without limitation, any Liability in respect of product liability claims, product recalls or warranty claims in excess of $61,000 in the aggregate;

              (k) any Liability arising under the Key Employee Success Bonus Plan as described in item 21 of (section)3(v) of the Disclosure Schedule; and

              (l) any Liability arising under the agreements described in Schedule B hereto.

         "Financial Statements" has the meaning set forth in (section)3(g) above.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Authority" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court of the United States of America or any political subdivision thereof, or of any other country.

         "Hazardous Materials" means any substance, material or waste which is regulated by any Governmental Authority, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental, Health and Safety Requirements, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

         "Indebtedness" of any Person means, in each case whether or not accrued on the books of such Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person upon which interest charges are customarily paid or which are evidenced by notes, bonds, debentures, credit agreements or similar agreements or investments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person under capitalized leases, (e) all obligations of such Person in respect of acceptances, letters of credit or letters of guaranty issued or created for the account of such Person and (f) all liabilities secured by any Security Interest on any property owned by such Person, whether or not such Person has assumed or otherwise become liable for the payment thereof.

         "Indemnified Party" has the meaning set forth in (section)7(e) above.

         "Indemnifying Party" has the meaning set forth in (section)7(e) above.

         "Intellectual Property" means:

              (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;



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              (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

              (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

              (d) all mask works and all applications, registrations, and renewals in connection therewith;

              (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, diagrams, specifications, customer and supplier lists, catalogs, pricing and cost information, and business and marketing plans and proposals);

              (f) all computer software (including data and related documentation) (whether purchased, leased, or internally developed);

              (g) all information systems and management procedures; and

              (h) all tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means the actual knowledge of Kersi Dordi, Tom Reeve, George Pappayliou, David Sheff or Barbara Maczka, after review of their files and inquiry of those managers of Seller who have primary responsibility for the specific matter at issue; provided, however, that in the case of (section)3(h)(ii)(F)(1) and (2) of this Agreement, such inquiry of managers shall also include Charlie Walker (an employee of an Affiliate of Seller).

         "Laws" has the meaning set forth in (section)3(j)(i) above.

         "Leased Personal Property" has the meaning set forth in (section)3(n) above.

         "Leased Real Property" means the Seller's property and facility in Buffalo, NY that is the subject of the Lease.

         "Lease" has the meaning set forth in (section)6(a)(viii) above.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Financial Statements" has the meaning set forth in (section)3(g) above.

         "Most Recent Fiscal Month End" has the meaning set forth in (section)3(g) above.

         "Most Recent Fiscal Year End" has the meaning set forth in (section)3(g) above.

         "Multiemployer Plan" has the meaning set forth in ERISA
Sec. 4001(a)(3).

         "Noncompetition Period" has the meaning set forth in (section)5(b)(iv) above.

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         "Ordinary Course of Business" means the ordinary course of business consistent with the past custom and practice of the Seller (including with respect to quantity and frequency).

         "Parties" has the meaning set forth in the preface above.

         "Permits" has the meaning set forth in (section)3(j) above.

         "Permitted Encumbrances" means (a) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; and (b) mechanics', carriers', workers', repairmen's and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

         "Personal Property Lease" has the meaning set forth in (section)3(n) above.

         "Pre-Closing Balance Sheet" has the meaning as set forth in (section)3(g)(ii).

         "Purchase Price" has the meaning set forth in (section)2(c) above.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any adverse claim, mortgage, pledge, lien, encumbrance, option, restriction on transfer, easement, right of way, matter of survey, charge or other security interest, other than Permitted Encumbrances.

         "Seller" has the meaning set forth in the preface above.

         "Seller Employee Benefit Plans" has the meaning set forth in (section)3(v) above.

         "Stockholder" has the meanings set forth in the preface above.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "SWDA" has the meaning set forth in (section)3(w)(iv) above.

         "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales and use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Liability" means any Liability with respect to any Taxes.



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         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in (section)7(e) above.

         "Transfer Tax" has the meaning set forth in (section)5(b)(vi) above.

         "Union Agreement" means the agreement between the Seller and United Steelworkers of America, AFL-CIO-CLC, Local No. 1753, as amended through the Closing Date.

         "WARN Act" has the meaning set forth in (section)3(u) above.







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